Exhibit 99.1

For More Information Contact:

Media Relations:                            Investor Relations:
Jennifer Baier or Cambria Morgan            Ria Marie Carlson
Ingram Micro Inc.                           Ingram Micro Inc.
(714) 382-2190                              (714) 382-4400
Cambria_Morgan@benjamingroup.com            ria.carlson@ingrammicro.com

                INGRAM MICRO REPORTS FIRST QUARTER 2002 RESULTS

   Earnings before reorganization costs and special items exceed expectations

SANTA ANA, Calif., April 25, 2002-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the first quarter ended March 30, 2002.

     Net sales were $5.62 billion versus $7.19 billion in the first quarter of last year, a decline of 22 percent, with net income of $13.5 million or $0.09 per share (before reorganization costs, gain on the sale of securities and the cumulative effect of the adoption of a new accounting standard).

     "Income and earnings per share before reorganization costs and special items surpassed the guidance we issued in February," explained Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Gross margins increased significantly - reaching the highest point since the end of 2000 - and operating expenses were down $44.3 million compared with a year ago. We also continued our superb management of working capital, with debt at the lowest level in five years and inventory metrics holding steady near last quarter's record achievements."

     During the quarter, the company recorded reorganization costs of $3.4 million ($2.1 million after taxes), related primarily to facility consolidations and workforce reductions in conjunction with the company's global restructuring plan, as well as a gain on the sale of securities totaling $6.5 million ($4.1 million after taxes). Income including these items was $15.5 million or $0.10 per share, compared to $26.4 million or $0.18 per share in the year-ago quarter.

     As previously announced, the company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), during the first quarter of 2002, which requires that goodwill be reviewed for impairment upon adoption. As a result, the company recorded a one-time, non-cash charge of $280.9 million, net of income taxes, or $1.84 per share, for the cumulative effect of adopting SFAS 142. This was within the estimated range of $260 million to $290 million previously disclosed with the company's 2001 year-end results. Including the impact of adopting this accounting standard, net losses were $265.4 million or $1.74 per share.

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

2/2/2 Ingram Micro Reports First Quarter 2002 Results

Additional First Quarter Highlights

     o Gross margin was 5.41 percent, seven basis points higher than the year-ago quarter and a 16-basis-point sequential improvement.

     o Operating expenses were $269.4 million, $44.3 million less than the year-ago quarter and $15.6 million less than the fourth quarter of last year - the result of rigorous cost controls and the restructuring actions the company announced last year. Previously, operating expenses included approximately $5 million per quarter for goodwill amortization, which has been eliminated in accordance with SFAS 142.

     o Income from operations, before reorganization costs, was $34.2 million versus $70.5 million a year ago.

     o Earnings before interest, income tax, depreciation and amortization (EBITDA) was $54.8 million, excluding reorganization costs and special items, compared with $99.5 million a year ago.

     o Depreciation was $20.6 million and capital expenditures were $15.6 million.

     o Inventory was $1.5 billion, 35 percent lower than a year ago. Inventory turns and days on hand remained relatively stable sequentially at 14 and 26, respectively. A year ago, inventory turns were 12 and days on hand were 31.

     o Total debt (including off-balance sheet debt of $155 million associated with accounts receivable financing programs) was $503 million, a reduction of 26 percent since the end of 2001 and 62 percent less than the $1.3 billion a year ago. The total debt-to-capitalization ratio (including the off-balance sheet financing) was 24 percent.

     "The company's intense focus on profitability helped us exceed expectations this quarter," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "Intelligent pricing, new fee-for-service accounts, and solid vendor rebates, discounts and marketing achievements helped boost the gross margin, while we continued to reduce operating expenses through tighter controls and business process improvements. At the same time, we fought the challenging economic environment and delivered revenues within our guidance range. Although prior-year sales comparisons continue to be difficult because of the demand environment currently experienced by most technology-related companies, the sequential sales decline of nine percent fits seasonal patterns."

     The company combined the U.S. and Canadian regions at the beginning of the year, and now reports consolidated North American results. North American sales were $3.12 billion or 56 percent of the worldwide total, compared with combined sales in the U.S. and Canada of $4.35 billion in the first quarter of last year, a decline of 28 percent. European sales were 31 percent of the total at $1.76 billion, a decline of 14 percent (11 percent in local currencies) compared with sales of $2.05 billion

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

3/3/3 Ingram Micro Reports First Quarter 2002 Results


a year ago. For geographic regions outside North America and Europe - which includes Latin America and Asia-Pacific - net sales were $740 million (13 percent of the total), a decline of six percent versus last year.

     Worldwide operating income before reorganization costs was $34.2 million, down 51 percent versus the year-ago quarter, while the operating margin was
0.61 percent of revenues, consistent with the fourth quarter of last year despite the sequential sales decline. Geographically, operating income before reorganization costs was $24.3 million for North America, a decline of 54 percent compared with last year; $14.0 million for Europe, a decline of 41 percent versus a year ago; and an aggregated operating loss of $4.1 million for the other international regions, a 28 percent improvement over last year despite the economic difficulties in Argentina.

     "Our better-than-expected operational performance got 2002 off to a solid start," said Foster. "We are pleased with the results, but not satisfied. We plan to improve our financial performance this year by further reducing expenses, expanding the supply chain services business and developing new opportunities for profitable growth. The achievements we make toward these three objectives will provide a foundation for future earnings power and enhanced value for our shareowners."

Outlook for the Second Quarter

     The following statements are based on the company's current expectations and internal plan. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company's forecast for the second quarter ending June 29, 2002, sales are expected to range from $5.25 billion to $5.40 billion, with net income before any reorganization costs and special items ranging from $6.0 million to $9.0 million, or $0.04 to $0.06 per diluted share.

     "We do not expect strong demand to return in the second quarter and predicting the timing of an upturn is difficult," said Madden. "We're hearing similar forecasts from our IT peers and industry experts throughout the world. As a result, our sales guidance for the second quarter reflects a normal sequential decline from four to seven percent. If the typical seasonal trends continue, sales in the third quarter would be relatively flat sequentially, followed by a sequential up-tick in the mid-single digits for the fourth quarter."

Conference Call and Webcast

     Additional information about Ingram Micro's financial results will be presented in a conference call today at 5 p.m. EDT. To listen to the conference call via telephone, call (888) 455-0750 (toll-free within the United States and Canada) or (630) 395-0022 (other countries) and mention "Ingram Micro."

                                    - more -

4/4/4 Ingram Micro Reports First Quarter 2002 Results


To listen to the call via a live audio webcast, visit the Investor Relations page of the Ingram Micro Web site, located at www.ingrammicro.com/corp. The replay of the conference call will be available for one week through the Web site or by calling (800) 678-3180 or (402) 220-3063 (outside the United States and Canada).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition in the U.S., Canada and internationally; the severe downturn in economic conditions (particularly purchases of technology products) may continue or worsen; future terrorist or military actions; continued pricing and margin pressures; failure to adjust costs in a timely fashion in response to a sudden decrease in demand; the potential for declines in inventory values and continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; unavailability of adequate capital; inability to manage future adverse industry trends; failure of information systems; significant credit loss resulting from significant credit exposure to reseller customers and negative trends in their businesses; interest rate and foreign currency fluctuations; adverse impact of governmental controls and actions and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependence on key individuals and inability to retain personnel; product supply shortages; the potential termination of a supply agreement with a major supplier; difficulties and risks associated with integrating operations and personnel in acquisitions; disruptions due to reorganization activities; rapid product improvement and technological change and resulting obsolescence risks; and dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 37 countries with sales of more than $25 billion for the fiscal year 2001. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to nearly 170,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

                                     # # #
                                     02-10

   (C)2002 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.

                               INGRAM MICRO INC.
-------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                               (Dollars in 000s)
                                  (Unaudited)

                                                                             March 30,        December 29,
                                                                               2002               2001
                                                                           ------------       ------------
ASSETS
    Current assets:
      Cash                                                                 $    379,513       $    273,059
      Investment in available-for-sale securities                                   -               24,031
      Accounts receivable, including retained
        interest in securitized receivables, net                              2,030,866          2,297,957
      Inventories                                                             1,505,183          1,623,628
      Other current assets                                                      215,101            238,171
                                                                           ------------       ------------
          Total current assets                                                4,130,663          4,456,846

    Property and equipment, net                                                 295,385            303,833
    Goodwill, net                                                               224,588            508,227
    Other                                                                        35,990             33,101
                                                                           ------------       ------------
      Total assets                                                         $  4,686,626       $  5,302,007
                                                                           ============       ============


LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                                     $  2,336,504       $  2,607,145
      Accrued expenses                                                          287,777            279,669
      Current maturities of long-term debt                                      150,466            252,803
                                                                           ------------       ------------
          Total current liabilities                                           2,774,747          3,139,617

    Convertible debentures                                                          410                405
    Senior subordinated notes                                                   197,573            204,899
    Other                                                                       103,349             89,788
                                                                           ------------       ------------
          Total liabilities                                                   3,076,079          3,434,709

    Stockholders' equity                                                      1,610,547          1,867,298
                                                                           ------------       ------------
      Total liabilities and stockholders' equity                           $  4,686,626       $  5,302,007
                                                                           ============       ============

                               INGRAM MICRO INC.
-------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME
                    (Dollars in 000s, except per share data)
                                  (Unaudited)

                                                                                                Thirteen Weeks Ended
                                                                                            March 30,            March 31,
                                                                                              2002                 2001
                                                                                         -------------        -------------
Net sales                                                                                $   5,616,551        $   7,193,489

Cost of sales                                                                                5,312,884            6,809,294
                                                                                         -------------        -------------

Gross profit                                                                                   303,667              384,195

Selling, general and administrative expenses                                                   269,419              313,725
                                                                                         -------------        -------------

Income from operations before reorganization costs                                              34,248               70,470

Reorganization costs                                                                             3,410                    -
                                                                                         -------------        -------------

Income from operations                                                                          30,838               70,470
                                                                                         -------------        -------------

Other income (expense):
     Gain on sale of available-for-sale securities                                               6,535                    -
     Interest and other                                                                        (12,838)             (27,496)
                                                                                         -------------        -------------
                                                                                                (6,303)             (27,496)
                                                                                         -------------        -------------

Income before income taxes and cumulative effect of adoption
     of new accounting standard                                                                 24,535               42,974

Provision for income taxes                                                                       9,078               16,545
                                                                                         -------------        -------------

Income before cumulative effect of adoption of new accounting standard                          15,457               26,429

Cumulative effect of adoption of new accounting standard, net of income taxes                 (280,861)                   -
                                                                                         -------------        -------------

Net income (loss)                                                                        $    (265,404)       $      26,429
                                                                                         =============        =============

Diluted earnings per share:
     Income before cumulative effect of adoption of new accounting standard              $        0.10        $        0.18
     Cumulative effect of adoption of new accounting standard                                    (1.84)                 -
                                                                                         -------------        -------------

     Net income (loss)                                                                   $       (1.74)       $        0.18
                                                                                         =============        =============

Diluted weighted average shares outstanding                                                152,689,927          149,347,433
                                                                                         =============        =============

                               INGRAM MICRO INC.
-------------------------------------------------------------------------------

                             SUPPLEMENTARY SCHEDULE
                             (Dollars in thousands)
                                  (Unaudited)


                                                                           Thirteen Weeks Ended
                                                       ------------------------------------------------------------
                                                         March 31,       June 30,      September 29,    December 29,     Full Year
                                                           2001            2001            2001             2001            2001
                                                       ------------    ------------    ------------    ------------    ------------
North America:

    Net sales                                          $  4,354,582    $  3,691,474    $  3,523,641    $  3,312,307    $ 14,882,004
                                                       ============    ============    ============    ============    ============

    Operating income:

    Excluding reorganization costs and special items   $     52,343    $     25,896    $     30,767    $     40,623    $    149,629
                                                       ============    ============    ============    ============    ============

    Including reorganization costs and special items   $     52,343    $      7,713    $      8,712    $     35,905    $    104,673
                                                       ============    ============    ============    ============    ============


Other International:

    Net sales                                          $    789,495    $    752,132    $    779,249    $    827,213    $  3,148,089
                                                       ============    ============    ============    ============    ============

    Operating income (loss):

    Excluding reorganization costs and special items   $     (5,668)   $     (3,675)   $     (2,578)   $     (7,690)   $    (19,611)
                                                       ============    ============    ============    ============    ============

    Including reorganization costs and special items   $     (5,668)   $     (3,675)   $     (7,371)   $     (8,671)   $    (25,385)
                                                       ============    ============    ============    ============    ============


NOTE:
    The above represents restated 2001 financial information to reflect the combination of the U.S. and Canadian regions into a consolidated North American region, which was effective at the beginning of the first quarter of 2002. The Canadian region was previously included in the Company's Other International segment, which now includes Latin America and Asia-Pacific.